Exhibit 10.4

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered into as of May 20, 2015 (the “Effective Date”), by and between Next Decade LLC, a Delaware limited liability company (the “Company”), and Kathleen Eisbrenner (the “Executive”).

WHEREAS, the Company desires to continue to engage the services of the Executive and the Executive desires to continue to be employed by the Company;

WHEREAS, the Company desires to be assured that the unique and expert services of the Executive will be available to the Company, and that the Executive is willing and able to render such services on the terms and conditions hereinafter set forth;

WHEREAS, the Company desires to be assured that the confidential information and goodwill of the Company will be preserved for the exclusive benefit of the Company; and

WHEREAS, the Executive holds such number of Units (as defined in the Second Amended and Restated Limited Liability Company Agreement of the Company, dated as of February 13, 2014 (as amended from time to time, the “Operating Agreement”)) as is set forth in the Operating Agreement.

NOW, THEREFORE, the Company and the Executive agree as follows:

1.                  EMPLOYMENT AND RESPONSIBILITIES

The Company will employ the Executive in the position of Chief Executive Officer, beginning on the Effective Date. The Executive will have such authority, and will perform all of the duties, normally associated with this position at similarly situated companies as well as other duties as may be reasonably assigned to her from time to time by the Board of Managers of the Company (the “Board”) consistent with her position as Chief Executive Officer. Executive shall primarily perform services under this Agreement at the Company’s office in The Woodlands, Texas or at such other place or places that the Company shall designate.

2.                  ATTENTION AND EFFORT

The Executive will devote substantially all of her business time, ability, attention and best efforts to the performance of her duties hereunder in a manner that will faithfully and diligently further the Company’s business to the exclusion of all other business activities. However, the Executive may devote reasonable periods of time to engaging in such charitable or community service activities, serving on such boards of professional organizations and participating in such industry and/or trade groups and as the Board shall approve in its discretion (it being agreed that the activities board positions set forth on Schedule 1 have been approved by the Board).

3.                  TERM

The Company and the Executive agree that this Agreement and the Executive’s employment with the Company shall commence on the Effective Date and will remain in effect until the third (3rd) anniversary of the Effective Date (the “Initial Employment Term”) unless it is terminated in accordance with Section 6 below. At the conclusion of the Initial Employment Term or a Renewal Term (as defined below), this Agreement shall automatically extend for an additional one (1) year period (subject to earlier termination as provided in Section 6) (each such one (1) year period, a “Renewal Term”), unless the Company gives the Executive, or the Executive gives the Company, written notice at least one hundred and eighty (180) days prior to the end of the then-current Initial Employment Term or Renewal Term, as applicable, of such party’s intention to not renew this Agreement for the following period (“Notice of Non-Renewal”). The Initial Employment Term and each Renewal Term together are referred to herein as the “Term”).

4.                  COMPENSATION

During the Term, the Company agrees to pay to the Executive, and she agrees to accept in full consideration for all services performed by her, the following compensation:

4.1              Base Salary: The Company will pay the Executive an annual base salary of four hundred thousand dollars ($400,000), before all customary payroll deductions (“Base Salary”). This Base Salary will be paid in accordance with the usual payroll practices of the Company. The Base Salary may be increased (but not decreased) by the Board (or any duly constituted committee thereof) as determined in its sole discretion.

4.2              Bonus

(a)                The Company shall (subject to the following sentence), during the Term of this Agreement, pay or cause to be paid to the Executive an annual cash bonus with a target of 100% of the Base Salary (“Annual Bonus”). The amount of any such bonus shall be determined by the Board based on target objectives and/or metrics with respect to the Executive’s individual performance and the overall performance of the Company which are mutually agreed upon by the Executive and the Board at the beginning of each fiscal year (but no later than January 31 of the applicable year); provided, however, that the Annual Bonus shall be no less than two hundred thousand dollars ($200,000) unless the Board, in consultation with the finance committee, determines that a Qualified Project is no longer feasible in accordance with the feasibility assessment required by the Operating Agreement. The Annual Bonus will be paid at such time or times as bonuses are paid to the Company’s senior management personnel and otherwise in accordance with the Company’s policies and practices; provided, that the Annual Bonus shall be paid on or before March 15 of the fiscal year following the year in which it was earned to the extent payment on a later date would violate the provisions of Section 409A (as defined below); provided, further, that, except as provided in Section 7, the Annual Bonus shall only become due to the extent the Executive remains employed through the date of payment.

(b)               In addition to any other compensation payable to the Executive pursuant to this Agreement, if, during the Term, the Company reaches the final investment decision (“FID”) for a Qualified Project (as defined below), then, as soon as practicable (but no more than fifteen (15) days) following the date on which FID is reached, the Company shall pay or cause to be paid to the Executive a one-time cash bonus equal to one million dollars ($1,000,000). “Qualified Project” means the first liquefied natural gas (LNG) liquefaction project, located in the United States, of at least four million (4,000,000) tons per annum, that the Company takes to FID. For purposes of this Agreement, FID shall be reached on the date the Company’s EPC contractor has been given notice to proceed as of or following the date the Board votes or consents to undertake construction of the Qualified Project.

4.3              Withholding: The Company may withhold from any compensation and benefits payable to the Executive all applicable federal, state and local withholding taxes.

4.4              Management Incentive Pool. At the closing of the Company’s next equity financing, Executive shall be granted incentive membership interests in the Company equal to at least twenty percent (20%) of the incentive allocation pool (“Management Incentive Pool”) as described in that certain NextDecade, LLC Term Sheet, dated April 21, 2015. The terms of the incentive membership interests granted to the Executive shall be determined, and the Management Incentive Pool shall be administered (in a manner consistent with the immediately preceding sentence), by a compensation committee of the Board of the Company in accordance with the Operating Agreement; provided, however, that Executive’ incentive membership interests will vest (a) 5% upon execution by the Company of a final agreement with an engineering, procurement and construction (EPC) contractor for an LNG facility; (b) 10% upon submission of the formal filing to the Federal Energy Regulatory Commission (FERC) (a “Formal Filing”); (c) 10% upon the Company’s initial public offering; (d) to the extent a Formal Filing has been made, 20% upon execution of one or more binding tolling agreements, with customary conditions precedent, providing for an aggregate of at least 3.825 million tons per annum; (e) 55% upon reaching FID; and (f) as otherwise described in such term sheet or herein and as may be agreed between the Company and Executive.

5.                  BENEFITS

5.1              Benefit Programs. During the Term, the Executive will be entitled to participate in all employee incentive, pension and welfare benefit plans and programs made available generally to other employees of the Company, as such plans or programs may be in effect from time to time. For the avoidance of doubt, nothing contained in this Agreement shall require to Company to establish or maintain any such plan or program.

5.2              Vacation Time. The Executive will be entitled to four (4) weeks of paid vacation per year.

5.3              Business Expenses. The Company will pay for all reasonable expenses actually incurred by the Executive directly in connection with the business affairs of the Company and the performance of her duties hereunder, upon presentation of proper receipts or other proof of expenditure and subject to such reasonable guidelines or limitations provided by the Company from time to time or such expense reimbursement policies as the Board may adopt from time to time.

6.                  TERMINATION

The Executive’s employment under this Agreement may be terminated as follows, but in the event of any such termination, the provisions of Sections 6, 7, 8 and 9 will survive the termination of the Executive’s employment and the expiration of the Term.

6.1              Definitions.

(a)                “Advance Notice Period” means a notice period of at least one hundred eighty (180) days’ advance notice of the Termination Date.

(b)               “Cause” means: (i) the Executive’s refusal to comply with any lawful directive of the Board, which refusal is not cured by the Executive within thirty (30) days of such written notice from the Company; (ii) the Executive acts (including a failure to act) in a manner that constitutes willful misconduct or gross negligence in the performance of her duties as Chief Executive Officer; (iii) the Executive has committed an act of (A) theft, embezzlement, or material misrepresentation, in each case, in the performance of her duties as Executive related to the business of the Company; or (B) fraud; (iv) a material breach by the Executive of this Agreement or any fiduciary duty owed to the Company; or (v) the Executive’s arrest, indictment for, or conviction of (or the entry of a plea of a nolo contendere or equivalent plea), in a U.S. court of competent jurisdiction, a felony or misdemeanor involving material dishonesty or moral turpitude, or (vi) the Executive’s habitual or repeated performance of the Executive’s duties under the influence of, alcohol or controlled substances to the extent it adversely affects the Executive’s performance. A determination of Cause must be made in writing by a majority of the members of the Board (other than the Executive, who shall not participate in any deliberations of the Board with respect thereto) after the Executive has been given the opportunity to address members of the Board with respect thereto.

(c)                “Disability” or “Disabled” means the Executive’s inability to perform the duties set forth in Section 1 for a period of twelve (12) consecutive weeks, or a cumulative period of one hundred and eighty (180) business days in any 12-month period, as a result of physical or mental illness or loss of legal capacity. If there should be a dispute between the Company and the Executive as to the Executive’s disability for purposes of this Agreement, the question shall be settled by the opinion of an impartial reputable physician agreed upon by the parties or their representatives, or if the parties cannot agree within ten (10) calendar days after a request for designation of such party, then a physician shall be designated by TIRR Memorial Hermann in Houston, Texas. The parties agree to be bound by the final decision of such physician.

(d)               “Good Reason” means the occurrence of any of the following events without the Executive’s express written consent: (i) any breach by the Company of any material provision of this Agreement, (ii) a reduction in the Executive’s Base Salary or the guaranteed portion of the Annual Bonus, (iii) a material reduction or diminution of the Executive’s duties, responsibilities or authorities which are caused by an act of the Company, including any material change in the reporting structure of or to Executive, or any assignment by the Company of duties materially inconsistent with Executive’s position as Chief Executive Officer or (iv) the relocation of Executive’s primary work location to a location that is more than thirty five (35) miles from Executive’s then-current primary work location; provided, that in the event of a relocation to downtown Houston or otherwise in excess of twenty five (25) miles, the Company shall revise its expense reimbursement policy to take into consideration the cost of commuting to such location or the reimbursement of temporary housing for the Executive. For the avoidance of doubt, the Board consultation with Company personnel with respect to any matter shall not be deemed a “change in the reporting structure of or to Executive” for purposes of the definition of “Good Reason” in clause (iii) of this paragraph.

(e)                “Notice of Termination” means the prior written notice of termination of the Executive’s employment.

(f)                “Termination Date” means the effective date of termination of the Executive’s employment and this Agreement, other than any surviving provisions.

6.2              By the Company. The Company may terminate the employment of the Executive during the Term by delivery of a Notice of Termination, or decide not to renew this Agreement by delivery of a Notice of Non-Renewal to the Executive.

(a)                If the Company terminates the Executive’s employment for Cause, then the Notice of Termination may provide for an immediate Termination Date without a notice period.

(b)               If the Company terminates the Executive’s employment due to the Executive’s death, the Termination Date will be the date of the Executive’s death.

(c)                If the Company terminates the Executive’s employment due to the Executive’s Disability, the Notice of Termination must provide a Termination Date that is at least ten days after the Executive has been determined to be Disabled.

(d)               If the Company decides not to renew this Agreement, then the Notice of Non-Renewal must have been provided to the Executive at least one hundred eighty (180) days before the end of the Initial Term or current Renewal Term with a Termination Date of the last day of the Initial Term or such Renewal Term.

(e)                If the Company terminates the Executive’s employment without Cause, then the Notice of Termination must provide an Advance Notice Period, during which period the Executive’s employment and performance of services will continue; provided, however, that the Company may, upon notice to the Executive and without reducing compensation during the Advance Notice Period, excuse the Executive from any or all of her duties during any Advance Notice Period.

6.3              By the Executive. The Executive may terminate her employment by delivery of a Notice of Termination to the Company.

(a)                If the Executive terminates her employment for Good Reason, the Executive must provide a Notice of Termination to the Company within ninety (90) days of when the existence of a Good Reason condition first arose, with a Termination Date that is at least thirty (30) days in the future from the date of such notice, in order to permit the Company at least thirty (30) days to cure the condition. If the Company fails to cure the Good Reason condition during the cure period, then the Executive’s employment will terminate on the Termination Date specified in the Notice of Termination if (i) the Company does not cure the condition during the thirty (30)-day cure period (or earlier date that the Company notifies the Executive that it will not cure the condition) and (ii) the Executive does not rescind such termination prior to the Termination Date.

(b)               If the Executive decides not to renew this Agreement, then the Notice of Non-Renewal must have been provided to the Company at least one hundred eighty (180) days before the end of the Initial Term or current Renewal Term with a Termination Date of the last day of the Initial Term or such Renewal Term.

(c)                If the Executive terminates her employment without Good Reason, then the Executive’s Notice of Termination must provide an Advance Notice Period, during which period the Executive’s employment and performance of services will continue; provided, however, that the Company may, upon notice to the Executive and without reducing compensation during the Advance Notice Period, excuse the Executive from any or all of her duties during any Advance Notice Period.

7.                  TERMINATION PAYMENTS

In the event Executive’s employment with the Company is terminated, all compensation and benefits set forth in this Agreement will terminate as of the Termination Date except as specifically provided in this Section 7:

7.1              Payment upon Termination by the Company for Cause or by Executive without Good Reason. If the Executive’s employment is terminated by the Company for Cause or by Executive without Good Reason, the Company shall:

(a)                Pay her Base Salary through the Termination Date;

(b)               Provide the Executive with all benefits and payments that are accrued but unpaid as of the Termination Date in accordance with this Agreement or the applicable benefit plans and programs of the Company, and

(c)                Thereafter, the Company shall have no further obligation to make payments to the Executive hereunder.

7.2              Payment upon Termination by the Company without Cause or by the Executive with Good Reason. In the event the Executive’s employment is terminated by the Company without Cause, or by the Executive with Good Reason, in addition to the payments described in Section 7.1(a) and (b) above, the following shall apply:

(a)                The Company shall pay the Executive an amount equal to the sum of her Base Salary (as in effect as of her Termination Date) for a period of eighteen (18) months in a single, lump sum payment (“Severance Payment”) within ten (10) days following the Termination Date;

(b)               The Company shall pay her Annual Bonus for the preceding fiscal year in accordance with Section 4.2 to the extent not yet paid;

(c)                The Company shall pay the Executive her Annual Bonus for the fiscal year in which the termination occurs when such Annual Bonus would otherwise be paid, and the Annual Bonus would be multiplied by a fraction, the numerator of which is the number of days in the fiscal year beginning on the first day through and including the Termination Date and the denominator of which is three hundred sixty five (365), with such payment made on the date the Annual Bonus is paid to other employees of the Company;

(d)               If the Termination Date is within one hundred and eighty (180) days before FID, pay the amount described in Section 4.2(b);

(e)                The Company shall provide the Executive with all benefits expressly available upon termination of employment in accordance with the plans and programs of the Company applicable to the Executive on the Termination Date (but without duplication of any benefits or payments otherwise provided for hereunder);

(f)                The Company’s obligation to make payments as provided in this Section 7.2 shall be contingent upon the Executive executing a general release concerning the Executive’s employment in form and substance reasonably acceptable to the Company and the Executive, within forty-five (45) days following the Termination Date and not revoking such release during the seven (7)-day revocation period following execution of the release (“release consideration period”). The amounts that would otherwise be paid to the Executive prior to her execution of the release (without revocation) shall not be paid until the release becomes fully effective. Once the release becomes fully effective, any payment to the Executive that were delayed pursuant to the preceding sentence shall be promptly paid in a lump sum and any subsequent payments shall be paid to the Executive pursuant to the schedule otherwise required by this Agreement; provided, however, that if the release consideration period extends into the calendar year following the date of termination of employment, then the payment or payments shall not be made until the later calendar year regardless of when the release becomes effective;

(g)               Executive’s prior grants of incentive membership interests under the Management Incentive Pool shall vest in full.

7.3              Payment upon Termination by the Company for Non-Renewal. In the event the Executive’s employment is terminated by the Company due to the Non-Renewal of the Term at the Company’s election by Notice of Non-Renewal pursuant to Section 6.2(d), in addition to the payments described in Section 7.1 (a) and (b) above, the following shall apply:

(a)                The Company shall pay the Executive the Severance Payment within ten (10) days following the Termination Date;

(b)               The Company shall pay her Annual Bonus for the preceding fiscal year in accordance with Section 4.2 to the extent not yet paid

(c)                The Company shall pay the Executive her Annual Bonus for the fiscal year in which the termination occurs when such Annual Bonus would otherwise be paid, and the Annual Bonus would be multiplied by a fraction, the numerator of which is the number of days in the fiscal year beginning on the first day through and including the Termination Date and the denominator of which is three hundred sixty five (365), with such payment made on the date the Annual Bonus is paid to other employees of the Company;

(d)               If the Termination Date is within one hundred and eighty (180) days before FID, pay the amount described in Section 4.2(b);

(e)                The Company shall provide the Executive with all benefits expressly available upon termination of employment in accordance with the plans and programs of the Company applicable to the Executive on the Termination Date (but without duplication of any benefits or payments otherwise provided for hereunder);

(f)                Executive’s prior grants of incentive membership interests under the Management Incentive Pool, to the extent then vested, shall remain outstanding in accordance with their terms and any unvested incentive membership interest shall lapse and be forfeited.

7.4              Payment upon Termination by the Executive for Non-Renewal or by the Company due to Death or Disability. In the event the Executive’s employment is terminated by the Executive due to the Non-Renewal of the Term by the Executive pursuant to Section 6.3(b), or by the Company due to Executive’s death or Disability, in addition to the payments described in Section 7.1 (a) and (b) above, the following shall apply:

(a)                The Company shall pay her Annual Bonus for the preceding fiscal year in accordance with Section 4.2 to the extent not yet paid;

(b)               The Company shall provide the Executive with all benefits expressly available upon termination of employment in accordance with the plans and programs of the Company applicable to the Executive on the Termination Date (but without duplication of any benefits or payments otherwise provided for hereunder);and

(c)                Executive’s prior grants of incentive membership interests under the Management Incentive Pool, to the extent then vested, shall remain outstanding in accordance with their terms and any unvested incentive membership interest shall lapse and be forfeited.

8.                  PROTECTION OF CONFIDENTIAL INFORMATION

The Company has provided to Executive prior to the date of this Agreement, the Executive is in possession of, and the Company will, on an ongoing basis during the term of this Agreement, provide to Executive (or provide the Executive with access to), Confidential Information which the Executive did not or would not have access to or knowledge of before such Confidential Information was provided or made accessible to Executive by the Company. “Confidential Information” means all confidential or proprietary information that relates to the business, technology, manner of operation, suppliers, customers, finances, investors, prospective investors, technical data, engineering data, project specifications and studies, employees, or business plans, proposals or practices of the Company or its subsidiaries (if any), and includes, without limitation, the identities of the Company’s suppliers, investors, prospective investors, customers and prospective customers, the Company’s business plans and proposals, marketing plans and proposals, technical plans and proposals, research and development, budgets and projections, and nonpublic financial information. Excluded from the definition of Confidential Information is (i) information that is or becomes generally known to the public, other than through the breach of this Agreement by the Executive and (ii) industry practices, standards and general operational procedures. For this purpose, information known or available generally within the trade or industry of the Company shall be deemed to be generally known to the public.

8.1              Non-Disclosure of Confidential Information: The Executive understands and agrees that Confidential Information will be considered the trade secrets of the Company and will be entitled to all protections given by law to trade secrets and that the provisions of this Agreement apply to every form in which Confidential Information exists, including, without limitation, written or printed information, films, tapes, computer disks or data, or any other form of memory device, media or method by which information is stored or maintained. The Executive acknowledges that in the course of employment with the Company, she has received and may receive Confidential Information of the Company. The Executive further acknowledges that Confidential Information is a valuable, unique and special asset belonging to the Company. For these reasons, and except as otherwise directed by the Company, the Executive agrees, during her employment, and at all times after the termination of her employment with the Company, that she will not disclose or disseminate to anyone outside the Company, nor use for any purpose other than as required by her work for the Company, nor assist anyone else in any such disclosure or use of, any Confidential Information.

8.2              Return of Company Property and Information: Upon the Company’s request at any time and for any reason, the Executive shall immediately (to the extent practicable) deliver to the Company all materials (including all soft and hard copies) in the Executive’s possession to the extent they contain, reflect or substantially relate to Confidential Information. The Executive shall not retain any originals or copies, in electronic or printed form, of any documents or materials related to the Company’s business that the Executive came into possession of or created as a result of the Executive’s employment at the Company; provided, however, that the Executive shall not be in breach of this Agreement with respect to copies of materials retained electronically in back-up files that are impractical to retrieve. The Executive acknowledges that such information, documents and materials are the exclusive property of the Company.

8.3              Applicability: This Section 8 will survive the termination of this Agreement and the Executive’s employment with the Company. The covenants contained in this Section 8 are made by the Executive in consideration for (i) the Company’s promise to provide Confidential Information to the Executive, (ii) the substantial economic investment made by Company in the Confidential Information and (iii) the compensation and other benefits afforded by Company to the Executive.

9.                  NONCOMPETITION AND NONSOLICITATION

9.1              Applicability. This Section 9 will survive the termination of this Agreement and the Executive’s employment with the Company. The covenants contained in this Section 9 are made by the Executive in consideration for (i) the Company’s promise to provide Confidential Information to the Executive, (ii) the substantial economic investment made by Company in the Confidential Information and (iii) the compensation and other benefits afforded by the Company to the Executive. To protect the Company’s Confidential Information, the Executive agrees that it is necessary to enter into the following restrictive covenants. The Executive agrees that these covenants are ancillary to the enforceable promises between Company and the Executive in Section 8.

9.2              Definitions.

(a)                “Competitive Business” means any business that is engaged in, has made a final investment decision for, or is seeking funding, permits or regulatory approvals for, (i) the development, construction and operation of a new, or an expansion of an existing, facility for the exportation from the United States of liquefied natural gas or (ii) any phase of such a liquefied natural gas development or expansion project described in (i) that involves the siting, design or construction of facilities for the production and export from the United States of liquefied natural gas by such business.

(b)               “Developments” means all inventions, modifications, discoveries, designs, developments, improvements, processes, software programs, works of authorship, documentation, formulae, data, techniques, know-how, trade secrets or intellectual property rights or any interest therein to the extent relating to the business of the Company.

(c)                “Restricted Period” means the period commencing on the Effective Date and ending on the eighteen month anniversary of the Termination Date.

(d)               “Solicitation” means, directly or indirectly, individually or as a consultant to, or as an employee, officer, director, stockholder, partner or other owner or participant of, any entity, (i) the solicitation of, inducement of, or attempt to induce, any employee, agent or consultant of the Company to leave the employ of, or stop providing services to, the Company; or (ii) the offering or aiding another to offer employment to, or interfering or attempting to interfere with the Company’s relationship with, any employees or consultants of the Company.

9.3              Noncompetition. The Executive agrees that (i) during the Restricted Period, other than in connection with her duties under this Agreement, she will not, without the prior written consent of the Company, directly or indirectly, engage in any employee, managerial, consulting, advisory or similar activities for or for the benefit of a Competitive Business and (ii) during the Restricted Period, she will not own, directly or indirectly, a Competitive Business or any interest therein. Notwithstanding the foregoing, the Executive shall be permitted during the Restricted Period to own, directly or indirectly, securities of any organization or entity, which are traded on any national securities exchange if the Executive is not the controlling shareholder, or a member of a group that controls such organization or entity, and directly or indirectly, does not own five (5) percent or more of any class of securities of such organization or entity. Notwithstanding the foregoing, after the Term (including during the balance of Restricted Period), the Executive may be employed by or provide services to any (i) third-party service provider to the LNG industry, such as an EPC company, or (ii) any organization who engages in a Competitive Business but its primary line of business is not a Competitive Business if and for so long as she does not engage in or provide information or assistance to the Competitive Business line of business.

9.4              Nonsolicitation. During the Restricted Period, the Executive will not engage in or attempt to engage in any Solicitation; provided that Solicitation will not be considered to have occurred by the general advertising for or hiring of any employee by entities with which the Executive is associated, as long as she does not (a) directly or indirectly contact such employee prior to her departure from the Company or during the balance of the Restricted Period regarding such employee’s employment with such entities, or (b) in the case of hiring such employee, control such entity or have any input in the decision to hire such employee. Notwithstanding the foregoing, after the Term but during the balance of the Restrictive Period, the Executive may hire her spouse directly or indirectly on behalf of another entity with which she is associated. Responding to reference requests shall not be considered a Solicitation. For avoidance of doubt, for the purposes of this Section 9.4, (i) “employee” shall not include any employee of the Company that has not been employed by the Company for a period of at least thirty (30) days, and (ii) Solicitation will be not be considered to have occurred with respect to any agent of consultant to the Company merely because such agent or consultant is retained by such entity or entities.

9.5              Ownership of Intellectual Property.

(a)                All Developments made by the Executive, either alone or in conjunction with others, at any time or at any place during the Executive’s employment with the Company, whether or not reduced to writing or practice during such period of employment, which relate to the business in which the Company is engaged or, to the knowledge of the Executive, in which the Company has taken material actions in order to prepare to engage, shall be and hereby are the exclusive property of the Company without any further compensation to the Executive. In addition, without limiting the generality of the prior sentence, all Developments which are copyrightable work by the Executive are intended to be “work made for hire” as defined in Section 101 of the Copyright Act of 1976, and shall be and hereby are the property of the Company.

(b)               The Executive shall promptly disclose any Developments to the Company. If any Development is not the property of the Company by operation of law, other provisions of this Agreement or otherwise, the Executive will, and hereby does, assign to the Company all right, title and interest in such Development, without further consideration, and will assist the Company and its nominees in every way, at the Company’s expense, to secure, maintain and defend the Company’s rights in such Development. The Executive shall sign all instruments necessary for the filing and prosecution of any applications for, or extension or renewals of, letters patent (or other intellectual property registrations or filings) of the United States or any foreign country which the Company desires to file and relates to any Development.

(c)                During the Term, the Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as such Executive’s agent and attorney-in-fact (which designation and appointment shall be deemed coupled with an interest and shall survive the Executive’s death or incapacity), to act for and in the Executive’s behalf to execute and file any such applications, extensions or renewals and to do all other lawfully permitted acts to further the prosecution and issuance of such letters patent, other intellectual property registrations or filings, or such other similar documents with the same legal force and effect as if executed by the Executive.

9.6              Tolling. If an arbitrator determines that the Executive has violated Section 9.3 or 9.4, the Restricted Period as to that particular section will be tolled for the time period of non-compliance as specifically determined by the arbitrator.

9.7              Equitable Relief: The Executive acknowledges that (i) the provisions of this Section 9 are essential to the Company; (ii) that the Company would not enter into this Agreement if it did not include this Section 9; and (iii) that damages sustained by the Company as a result of a breach of this Section 9 cannot be adequately remedied by monetary damages. Furthermore, the Executive agrees that the Company, notwithstanding any other provision of this Agreement, and in addition to any other remedy it may have under this Agreement, or at law, will be entitled to injunctive and other equitable relief to prevent or curtail any breach of this Section 9.

9.8              Contingent upon Compliance. The restrictive covenants imposed on Executive in this Agreement following any Termination Date shall be operable and effective only if the Company is in material compliance with its obligations under Section 7 and Section 10. In the event the Executive materially breaches any of her obligations under Section 9.4, then in addition to any other rights and remedies to which the Company is otherwise entitled, the Executive shall promptly pay to the Company any Severance Payment or other payment previously made to the Executive pursuant to Section 7.2 and the Company shall have no further obligations to make payments under Section 7.2.

10.              LEASE GUARANTY

10.1          Termination of Guaranty. The Company shall use its best efforts to cause Executive and Mr. Ray Eisbrenner to be released in full on or before the sixtieth (60th) day following the date of this Agreement from that certain guaranty (“Guaranty”) of the Company’s Office Lease of 3 Waterway Square, dated April 13, 2012 (as it may be amended from time to time, the “Lease”).

10.2          Limitations. For so long as Executive and/or Mr. Eisbrenner are guarantors of the Lease, the Company shall not without the prior written consent of each of Executive and Mr. Eisbrenner (i) amend, extend, terminate or take any action or inaction that would result in a breach or default of the Lease or (ii) enter into any agreement for the sale or other disposition of the Company or all or substantially all of its asset or business. In addition, prior to any termination of Executive’s employment by or non-renewal of this Agreement by the Company, the Company shall cause each of Executive and Mr. Eisbrenner to be released in full from the Guaranty. Within sixty (60) days of any termination of employment by Executive, the Company shall cause each of Executive and Mr. Eisbrenner to be released in full from the Guaranty.

10.3          Indemnification.

(a)                Upon any claim (a “Claim”) being made against either Executive or Mr. Eisbrenner (each an “Indemnified Party”) under the Lease or in respect of the Guaranty, the Indemnified Party shall promptly notify the Company, in writing, of such claim and the Company shall, and shall be obligated to, indemnify, defend and hold harmless each Indemnified Party from and against any liabilities, out-of-pocket costs or expenses, damages and losses and all interest, penalties and reasonable out-of-pocket legal and professional costs and expenses suffered or incurred by an Indemnified Party arising out of or incurred as a result of such Claim or enforcing their rights under this Section 10. The failure to promptly notify the Company as provided above shall not relieve the Company of its obligations under this Section 10.3, except to the extent such failure shall have adversely prejudiced the Company.

(b)               The Company shall be entitled to assume and control the defense of any Claim for which an Indemnified Party may be entitled to indemnification hereunder and shall be entitled to select counsel of its choosing for purposes of such defense; provided, that it assumes the defense within thirty (30) days of notice of the Claim (or sooner if the nature of the Claim requires). No settlement may be made by the Company that does not include a full and unconditional release from any and all liability in respect thereof.

(c)                The obligations of the Company under this Section 10 (i) are continuing obligations and will extend to the ultimate balance of sums payable by the Company hereunder, regardless of any intermediate payment or discharge in whole or in part and (ii) will not be affected by any act, omission, matter or thing which, but for this Section 10, would reduce, release or prejudice any of its obligations under this Section 10 (without limitation and whether or not known to it or any other person).

(d)               Payment of all amounts owing by the Company under this Section 10.3 shall be made promptly (but no more than thirty (30) days) following the earlier of final settlement among the Company and the Indemnified Parties or final resolution of the Claim with respect to which the Company’s indemnification obligation relates; provided, however, that in the event the Company does not assume the defense of the Claim or any Indemnified Party incurs out of pocket expenses or costs in respect of the Claim, the Company shall make payment to the Indemnified Party within thirty (30) days after receipt of reasonable evidence of the incurrence of such amounts.

10.4          Third-Party Beneficiary. Mr. Eisbrenner is an express third-party beneficiary of this Section 10 and may enforce this Section 10 against the Company.

11.              FORM OF NOTICE

All notices given hereunder shall be given in writing, shall specifically refer to this Agreement and shall be personally delivered or sent by telecopy or other electronic facsimile transmission or by registered or certified mail, return receipt requested, at the address set forth below or at such other address as may hereafter be designated by notice given in compliance with the terms hereof:

If to Executive:	Kathleen Eisbrenner

214 N Tranquil Path

The Woodlands, TX 77380

Fax No: 832-426-1870

e-mail:Kathleen@next-decade.com

If to the Company:	Next Decade LLC

3 Waterway Square Place

Suite 400

The Woodlands, TX 77380

Attention: Board Chair

With copies to:	York Capital Management

767 Fifth Avenue, 17th Floor

New York, NY 10153

Attention: General Counsel

Telephone: 212-300-1300

Fax: 212-300-1301

Email: operations@yorkcapital.com

If notice is mailed, such notice shall be effective upon mailing, or if notice is personally delivered or sent by electronic facsimile transmission, it shall be effective upon receipt.

12.              ASSIGNMENT

This Agreement and all rights under this Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective personal or legal representatives, executors, administrators, heirs, distributees, devisees, legatees, successors and assigns. Except as set forth in Section 10, nothing in this Agreement shall be construed to confer any right, benefit or remedy upon any person that is neither a party hereto nor a personal or legal representative, executor, administrator, heir, distributee, devisee, legatee, successor or assign of a party hereto. This Agreement is personal in nature, and none of the parties to this Agreement shall, without the written consent of the others, assign or transfer this Agreement or anyone or more of its rights or obligations under this Agreement to any other person or entity, except that the Company may assign its rights and delegate its obligations under this Agreement to any entity that acquires all or substantially all of its business, whether by sale of assets, merger or like transaction, provided such other person or entity expressly agrees to the enforceability of the terms and conditions hereunder against such other person or entity, as successor to the Company. If the Executive should die while any amounts are still payable, or any benefits are still required to be provided, to the Executive hereunder, all such amounts or benefits, unless otherwise provided herein, shall be paid or provided in accordance with the terms of this Agreement to the Executive’s devisee, legatee or other designee or, if there be no such person, to the Executive’s estate.

13.              WAIVERS

No delay or failure by any party hereto in exercising, protecting or enforcing any of its rights, titles, interests or remedies under this Agreement, and no course of dealing or performance with respect thereto, will constitute a waiver thereof. The express waiver by a party hereto of any right, title, interest or remedy in a particular instance or circumstance will not constitute a waiver thereof in any other instance or circumstance. All rights and remedies shall be cumulative and not exclusive of any other rights or remedies.

14.              AMENDMENTS IN WRITING

No amendment, modification, waiver, termination or discharge of any provision of this Agreement, nor consent to any departure therefrom by either party, will in any event be effective unless the same is in writing, specifically identifying this Agreement and the provision intended to be amended, modified, waived, terminated or discharged and signed by the Company and the Executive. Each amendment, modification, waiver, termination or discharge will be effective only in the specific instance and for the specific purpose for which given. No provision of this Agreement will be varied, contradicted or explained by any oral agreement, course of dealing or performance or any other matter not set forth in an agreement in writing and signed by the Company and the Executive.

15.              APPLICABLE LAW; DISPUTE RESOLUTION

15.1          Governing Law. This Agreement will in all respects, including all matters of construction, validity and performance, be governed by, and construed and enforced in accordance with, the laws of the State of Texas, without regard to any rules governing conflict of laws of the laws of any jurisdiction other than the State of Texas.

15.2          Arbitration. Any controversy or claim arising out of or in relation to this Agreement, the Executive’s employment relationship with the Company or the termination hereof or thereof (including, but not limited to, any claims of breach of contract, wrongful termination or age, sex, race, disability or other discrimination) shall be resolved by confidential, binding arbitration, to be held in Houston, Texas, administered by the American Arbitration Association under its Employment Arbitration Rules and judgment upon the award rendered by a single arbitrator may be entered in any court having jurisdiction thereof. Notwithstanding the foregoing, either the Company or the Executive may apply to any court of competent jurisdiction seeking an equitable remedy to enforce this Section 15.2 or injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved.

16.              Compliance with Section 409A.

16.1          The Company intends that this Agreement shall comply with Section 409A and shall be interpreted, operated and administered accordingly. Notwithstanding anything herein to the contrary, (i) if at the time of the Executive’s termination of employment with the Company the Executive is a “specified employee” as defined in Section 409A of the Internal Revenue Code of 1986, as amended, and the guidance issued thereunder (“Section 409A”) and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the payments to which Executive would otherwise be entitled during the first six months following her termination of employment shall be deferred and accumulated (without any reduction in such payments ultimately paid or provided to the Executive) for a period of six months from the date of termination of employment and paid in a lump sum on the first day of the seventh month following such termination of employment (or, if earlier, the date of the Executive’s death), and (ii) if any other payments of money or other benefits due to Executive hereunder would cause the application of an accelerated or additional tax under Section 409A, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Board, that does not cause such an accelerated or additional tax. The Company intends that this Agreement shall comply with Section 409A and shall be interpreted, operated and administered accordingly.

16.2          Each installment payment or other payment in a series of payments hereunder shall be deemed to be a separate payment for purposes of Section 409A. To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Section 409A, (A) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Executive, (B) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (C) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

17.              SEVERABILITY

If any provision of this Agreement is held invalid, illegal or unenforceable under applicable law, for any reason, including, without limitation, the duration of such provision, its geographical scope or the extent of the activities prohibited or required by it, then, to the full extent permitted by law (i) all other provisions will remain in full force and effect and will be liberally construed in order to carry out the intent of the parties hereto as nearly as may be possible, (ii) such invalidity, illegality or unenforceability will not affect the validity, legality or enforceability of any other provision hereof, and (iii) any court or arbitrator having jurisdiction thereover shall (and will have the power to) reform such provision to the extent necessary for such provision to be enforceable under applicable law.

18.              COUNTERPARTS

This Agreement, and any amendment or modification entered into pursuant to Section 13 hereof, may be executed in any number of counterparts (including facsimile or electronically transmitted portable document (.pdf) counterparts), each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, will constitute one and the same instrument; provided that fax or electronically transmitted signatures of this Agreement shall be deemed the same as delivery of an original. Counterpart signatures need not be on the same page and shall be deemed effective upon receipt. At the request of either party, the parties will confirm fax or electronically transmitted signature pages by signing a duplicate original document.

19.              NO CONFLICTING AGREEMENTS

The Executive represents and warrants to the Company that the Executive is not a party to or bound by any confidentiality, noncompetition, nonsolicitation, employment, consulting or other agreement or restriction which could conflict with, or be violated by, the performance of the Executive’s duties to the Company or obligations under this Agreement.

20.              ENTIRE AGREEMENT

This Agreement on and as of the date hereof constitutes the entire agreement between the Company and the Executive relating to employment of the Executive with the Company, and supersedes and cancels any and all previous or contemporaneous contracts, arrangements or understandings, whether oral or written between the Company and the Executive relating to her employment with or termination from the Company. The Executive covenants and agrees within thirty (30) days of the Effective Date, to use reasonable best efforts to reach an agreement with certain members of Company senior management regarding the allocation of certain Units to which Executive is entitled from the Executive to such senior management. Without limiting the foregoing, the Executive and the Company acknowledge and agree that this Agreement supersedes that certain employment agreement, dated January 2, 2013, between the Company and the Executive (together with any amendments thereto, the “Prior Employment Agreement”), which shall be of no further force and effect from and after the date hereof. The Executive acknowledges that, as of the date hereof, the Executive hereby waives any claim against the Company for breach or violation of the Prior Employment Agreement and that no payments or other amounts are due or payable to the Executive pursuant to the Prior Employment Agreement as of the date hereof other than accrued salary from May 1, health and welfare benefits and outstanding expense reimbursements submitted in accordance with Company policies and which shall be paid in accordance with the Company’s policies and procedures.

The next page is the signature page.

IN WITNESS WHEREOF, the parties have executed and entered into this Agreement on the date set forth above.

EMPLOYEE:

/s/ Kathleen Eisbrenner
Kathleen Eisbrenner

NEXT DECADE LLC

By: /s/ Matthew Bonnano
Name: Matthew Bonnano
Title: Director

[Signature page to Employment Agreement]

Schedule 1

National Petroleum Council

American Bureau of Shipping